Exhibit 10.72

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (the “Agreement”) is entered into on June 20, 2012 (the “Effective Date”) by and between Thomas L. Bascom, an individual, residing at 7025 Elizabeth Drive, McLean VA 22101 (“Seller”) and Bascom Linking Intellectual Property, LLC., a State of Virginia limited liability company, of 240 East 76th Street, 11B, New York, NY 10021 (“Purchaser”) (each a “Party” and collectively the “Parties”). The Parties hereby agree as follows:

1.	Background

1.1	Seller owns certain United States patents and patent applications.

1.2	Seller wishes to sell to Purchaser all right, title and interest in the patents and applications set forth in Exhibit A and any and all rights associated therewith.

1.3	Purchaser wishes to purchase from Seller all right, title and interest in the patents and applications set forth in Exhibit A and any and all rights associated therewith.

2.	Definitions

2.1	“Affiliate” means, with respect to any Person, any Entity in any country that controls, is controlled by or is under common control with such Person. The term “control” means possession directly or indirectly of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of more than fifty percent (50%) of the voting equity interests of an entity shall be deemed to be control.

2.2	“Assigned Patent Rights” means all right, title and interest in the Patents and (a) all causes of action (whether currently pending, filed, or otherwise) and other enforcement rights under the Patents including, without limitation, all rights to sue, to countersue and to pursue damages, injunctive relief, and any other remedies of any kind for past, current and future infringement; and (b) all rights to recover and collect settlement arrangements, license payments (including lump sum payments), royalties and other payments due now or hereafter due or payable with respect thereto, under or on account of any of the Patents or any of the foregoing; and (c) any and all privileges, including the benefit of all attorney-client privilege and attorney work product privilege.

2.3	“Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

2.4	“Executed Assignment” means an executed original of the Patent Assignment Agreement in Exhibit B.

2.5	“Patents” means each and all of the patents and patent applications listed on Exhibit A hereto, all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, provisionals and divisions of such patents, and any patents or patent applications which correspond to or claim priority to any of the foregoing, and all foreign counterparts of the foregoing, whether or not listed on Exhibit A.

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2.6	“Person” means any individual or Entity.

3.	Document Delivery; Consideration and Reports

3.1	Due Diligence; Document Delivery.

(a)                As of the Effective Date, Seller shall make available to Purchaser, at the offices of counsel to Seller, the patent prosecution files and all other documents, communications and files (electronic or otherwise) relating to the Assigned Patent Rights in possession or control of Seller and Seller’s agents, counsel and related parties that pertain to the ownership, prosecution, maintenance and enforcement of the Patents, excluding any privileged material and anything related to Seller’s offer for sale of the Patents (collectively, the “Due Diligence Material”). Any non-public document included in the Due Diligence Material shall be treated as confidential information by Purchaser in accordance with the provisions set forth in Section 8.5 below.

(b)               On the Closing Date, Seller shall send to Purchaser, via Federal Express or other reliable overnight delivery service or by hand delivery, the originals of the patent prosecution files and all other documents, communications and files (electronic or otherwise) relating to the Assigned Patent Rights in possession or control of Seller and Seller’s agents, counsel and related parties that pertain to the ownership, prosecution, maintenance and enforcement of the Patents, including, but not limited to those documents listed on the Document Request Form attached hereto as Exhibit C (collectively, the “Documents”) and, in addition, will sign the affidavit attached to the Document Request Form as Attachment 1 or, alternatively, the affidavit attached to the Document Request Form as Attachment 2.

3.2	Consideration for the Patents. In consideration for the Patents and subject to the consummation of the Closing (as defined below), Seller shall be entitled to the following:

(a)                Cash Payment. A cash payment of two million one hundred thousand U.S. dollars ($2,100,000) payable upon Closing.

(b)                Possible Future Cash Payment. Within thirty (30) calendar days after each calendar quarter (commencing with the calendar quarter ending June 30, 2012), Purchaser will pay to Seller a portion of the Cash compensation received by Purchaser in consideration for the licensing and/or enforcement by Purchaser of the Patents, in the form of Cash licensing fees and Cash litigation and settlement fees actually collected and retained by Purchaser; provided that such Cash licensing fees and Cash litigation and settlement fees arise from payments made by a third party exclusively in respect of the Patents and excluding any amounts collected by Purchaser with respect to any other patents or intellectual property (“Recoveries”), calculated as follows: (i) if the Cash licensing fees or Cash litigation and settlement fees only include the Patents, ten percent (10%) of all Recoveries actually received and collected by Purchaser and (ii) if the Cash licensing fees or Cash litigation and settlement fees include patents and patent applications other than the Patents, an amount equal to the product of (A) (1) the Recoveries times ten percent (10%) and (B) a fraction, the (1) numerator of which shall be the number of Patents for which the Cash licensing fees or Cash litigation and settlement fees are payable as part of the specific settlement and (2) the denominator of which shall be the total number of patents and patent applications (including the Patents) for which the Cash licensing fees or Cash litigation and settlement fees are payable as part of the specific settlement; provided however the fraction set forth in (B) shall not be less than one half (1/2). For the avoidance of doubt, if a licensee paid a consideration in a form other than Cash, there would be no payment made under this Section 3.2(b) for the non-cash portion.

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By way of example, if a licensee took a license to the Patents and no other patents or patent applications owned by Purchaser with payment being made in cash, there would be a payment made under this Section 3.2(b) as follows:

R x 10%, where R = Recoveries

Further by way of example, if a licensee took a license to the Patents and other patents or patent applications owned by Purchaser with payment(s) being made in cash, there would be only a pro rata share payment made under this Section 3.2(b) as follows:

[R x 10%] x [P/pp(P)], where R = Recoveries, P = total number of Patents for which the cash licensing fees or cash litigation and settlement fees are payable as part of the specific settlement and pp(P) = total number of patents and patent applications (including the Patents) for which the cash licensing fees or cash litigation and settlement fees are payable as part of the specific settlement; provided that P/pp(P) shall not be less than one half (1/2).

Purchaser hereby covenants not to add patents and patent applications to a specific settlement to intentionally dilute Seller’s portion of the Recoveries under Section 3.2 (b) above with respect to the specific settlement.

For the purposes hereof:

“Cash” shall mean cash, but only at such time as actually received and Cash Equivalents but only at such time that the Cash Equivalent is converted to cash.

“Cash Equivalents” shall mean notes, indebtedness (including earn-out or contingent payment obligations), equity, debt securities (including instruments convertible into equity or debt securities) and other instruments and other tangible assets and patents, all to the extent convertible into cash (less the taxes required to be paid by Purchaser upon its receipt of such notes, indebtedness, equity securities or other instruments and other tangible assets and patents, but inclusive of any such taxes thereafter actually collected by Purchaser). Purchaser will take all reasonable actions to avoid paying/minimizing any such taxes and will cooperate with Seller using commercially reasonable efforts to obtain for Seller a tax credit for the portion of the tax paid by Purchaser on Cash Equivalents.

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Purchaser shall use reasonable business efforts to monetize the Patents and to convert Cash Equivalents to Cash. Seller acknowledges that (i) the obligations of Purchaser under this Agreement are contractual only and do not create any fiduciary or other relationship between them; and (ii) Purchaser has not represented that it will be successful in its efforts to monetize the Patents and, accordingly, makes no representation as to the value, if any, of the possible Recoveries under this Section 3.2(b).

(c)                Right to Convert Possible Future Cash Payment. In addition to 3.2(a) and 3.2(b), as part of the consideration to Seller for the sale and assignment of the Patents, Seller is hereby granted the right to convert its right to Recoveries under Section 3.2(b) (the “Back-End Right”) into equity of SNIP, Inc., a State of Delaware corporation and the sole interest holder of Purchaser (“SNIP”), pursuant to the terms set forth herein. If SNIP offers to sell Securities in itself (with “sale of Securities” defined as any sale, option to purchase, trade, merger, stock swap or similar transaction involving Securities of SNIP), Seller shall be offered the right to convert the Back-End Right, in whole or in part, into Securities of the type issued in the sale of Securities transaction.  The Securities shall be valued at the best price offered at such time to any third party, and the Back-End Right right shall be valued at the reasonable discretion of SNIP.  Seller may, within seven (7) days of the determination of the value of the Back-End Right, exercise or decline to exercise the conversion right granted herein, in whole or in part, in its sole discretion.  In the event Seller decides to exercise the conversion right with respect to the entire Back-End Right, Seller’s rights under Section 3.2(b) shall terminate and if Seller decides to exercise the conversion right with respect to part of the Back-End Right, Seller’s rights under Section 3.2(b) shall terminate with respect to that part of the Back-End Right which was so converted. At the time Seller is offered the right to convert, Seller shall be entitled to customary public-company investor information rights and any other information reasonable required by an investor in a publically traded company to perform an investor’s due diligence. Paragraphs 3.2(b) and 3.2(c) shall survive closing of the transaction described in this Agreement.

Purchaser hereby represents, warrants and covenants that SNIP is its sole interest holder and shall remain it sole interest holder for as long as it holds the Assigned Patent Rights.

"New Securities" means any membership interests or equity securities of SNIP , whether now or hereafter authorized, and rights, options, or warrants to purchase said membership interests or securities, but shall not include membership interests or securities or options therefor to directors, officers, employees or consultants of SNIP in connection with their service to SNIP.

3.3	Payment Procedures. All Payments made by Purchaser pursuant to this Agreement shall be made by wire transfer to an account specified by Seller at such times and in accordance with the provisions of Sections 3.2 (and until another account is designated in writing to Purchaser by Seller, to the account identified in Exhibit D).

3.4	Reports. Simultaneous with any wire transfer or receipt of Cash Equivalents pursuant to Section 3.3 but not less than annually, Purchaser shall provide Seller a report detailing the Cash and Cash Equivalents received as Recoveries during the quarter and Cash Equivalents retained from prior Recoveries (including management’s estimated cash value of all outstanding Cash Equivalents which have not been converted to Cash) and will provide such supporting documentation as may reasonably be requested by Seller (subject to appropriate and customary confidentiality obligations as may be required in order to disclose such documentation to Seller).

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4.	Transfer of Patents and Additional Rights

4.1	Assignment of Patents. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest in and to the Assigned Patent Rights and at Closing will provide Purchaser with the Executed Assignment for the Assigned Patent Rights.

4.2	Additional Patents. Seller hereby represents and warrants to Purchaser that the only patents, reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, provisionals and divisions of the Patents and patents and patent applications that claim priority to any of the foregoing are listed on Exhibit A, including any foreign counterparts thereof. In the event that Purchaser discovers, at any time during the Term, any patents, reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, provisionals and/or divisions of the Patents or patents and patent applications that claim priority to any of the foregoing, or any foreign counterparts thereof that are owned by Seller (the “Additional Patents”), then the Additional Patents shall be sold, including by transferring, assigning and setting over, to Purchaser, all right, title and interest thereto, for no additional consideration, and the Additional Patents shall be deemed “Patents”, as applicable, under this Agreement, for all intents and purposes. In such event, the Parties shall sign an amended Exhibit A to add the Additional Patents thereto and in the event that Purchaser’s notification to Seller is subsequent to the Closing, then the Parties shall conduct a subsequent closing and the provisions of Section 5.1 shall apply to the sale, assignment transfer and setting over to Purchaser of the Additional Patents, mutatis mutandis.

4.3	Non-Assumption of Liabilities. It is expressly understood and agreed that Purchaser shall not be liable for and hereby disclaims any assumption of any of the obligations, claims or liabilities of Seller and/or Seller’s Affiliates and/or of any third party of any kind or nature whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Assigned Patent Rights prior to the assignment and sale thereof to Purchaser.

4.4	Use of Name. Seller, retroactively as of the date of formation of Purchaser, grants Purchaser a right and license to use the name “Bascom” in connection with Purchaser’s business.

5.	Closing and Additional Obligations

5.1	The closing of the purchase and sale of the Assigned Patent Rights (the “Closing”) shall take place within fourteen (14) days following Seller’s compliance with Seller’s obligations under Section 3.1(a) above ( the “Closing Date”) and subject to the conditions to Closing set forth in Section 5.1(b) below having been previously and/or simultaneously met.

(a)	At the Closing, Seller shall execute and deliver to Purchaser the Executed Assignment and a copy of any and all approvals required in order to execute, deliver and perform this Agreement and the transactions contemplated hereunder.

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(b)	Purchaser and LinkSpace, LLC shall execute that certain License Agreement, dated as of the date of Closing (the “License Agreement”).

(c)	The obligation of Purchaser to consummate the Closing is subject to the following conditions:

(i)	Seller shall have performed all of Seller’s obligations hereunder required to be performed by it at or prior to the Closing;

(ii)	the representations and warranties of Seller contained in this Agreement shall be true at and as of the Closing, as if the Closing was substituted for the date in such representations and warranties;

(iii)	the completion to the satisfaction of Purchaser of its review of the Due Diligence Material provided under Section 3.1(a) and its financial, commercial, intellectual property and legal due diligence examination of the Assigned Patent Rights. In this regard Purchaser may terminate this Agreement and not consummate the Closing, at its sole discretion, based on the results of the Purchaser's due diligence examination of the Due Diligence Material, the Assigned Patent Rights or any other matter;

(iv)	all proceedings in connection with the transactions contemplated by this Agreement shall have been performed by Seller, all documents and instruments incident to such transactions and reasonably requested by Purchaser shall be reasonably satisfactory in substance and form to Purchaser and its counsel, shall have been executed and Purchaser and its counsel shall have received counterpart originals or certified or other copies of such documents and instruments as Purchaser or its counsel may reasonably request.

5.2	Inventor Agreements. Seller will make every reasonable effort to cooperate with Purchaser and Purchaser’s counsel in obtaining and delivering to Purchaser inventor agreements, in the form attached hereto as Exhibit E, signed by each of the inventors under the Patents and, if asked by such inventors, will encourage the inventors to so sign the inventor agreements.

5.3	Further Cooperation At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including execution, acknowledgment and recordation of other such papers for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

5.4	Payment of Fees. Purchaser will pay any maintenance fees, annuities, and the like due or payable on the Patents for the period commencing thirty (30) days after the Closing Date.

6.	Representations And Warranties Of Seller

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date:

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6.1	Authority. Seller has the full power and authority, and has obtained all third party consents, approvals or other authorizations required, to enter into this Agreement and to carry out Seller’s obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser. This Agreement and the other transaction documents have been duly executed and delivered by Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

6.2	Non-Contravention. Seller’s execution, delivery, and performance of Seller’s obligations under this Agreement will not conflict with or violate any laws to which Seller is subject, or any agreement or other obligation of Seller or binding upon Seller’s assets or result in the creation or imposition of any mortgage, lien, charge, pledge, security interest, other encumbrance or third party right upon any of the Assigned Patent Rights.

6.3	Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including all right, title, and interest to sue for infringement of the Patents and all attorney-client privilege. The Assigned Patent Rights are free and clear of all liens, claims, mortgages and security interests. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Assigned Patent Rights. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to the use of any of the Assigned Patent Rights or subject matter disclosed and claimed in the Patents or in connection with the licensing or sale of any of the Assigned Patent Rights to third parties.

6.4	No Preexisting Licenses. No exclusive or non-exclusive licenses under the Patents or interest or rights in any of the Assigned Patent Rights have ever been granted other than to LinkSpace LLC, a limited liability company wholly owned by the Seller (“LinkSpace”), which has been operating under an implied non-exclusive, non-transferrable, and non-sublicensable license. At the Closing, this license shall be terminated and LinkSpace shall enter into the License Agreement with Purchaser.

6.5	Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents. Seller has not discussed with or invited any third party to enter into a license under any of the Patents. Seller has not initiated any enforcement action with respect to any of the Patents.

6.6	Patent Office Proceedings. To Seller’s best knowledge, none of the Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, or that any such proceedings are pending or threatened.

6.7	Prosecution Obligations; Fees. No actions must be taken by Seller before any governmental entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) within thirty (30) days of the Closing Date with respect to any of the Assigned Patent Rights. All maintenance fees, annuities, and the like due or payable on the Patents until the lapse of thirty (30) days following the Closing Date have been timely paid. For the avoidance of doubt, such timely payment includes payment of registration, maintenance, and renewal fees for which the fee payment window has opened even if the surcharge date is in the future.

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6.8	Validity and Enforceability. To Seller's knowledge, the Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and there are no proceedings or actions before any governmental entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Patents. Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable. To Seller’s knowledge, neither Seller nor any of its Affiliates owns or controls any other intellectual property that would be infringed as the result of the exercise of the Assigned Patent Rights by Purchaser, its Affiliates or their respective licensees under the Patents.

6.9	Compliance with Applicable Law. The Patents are currently in compliance with all legal requirements (including payment of filing, examination and maintenance fees and the filing of any necessary oaths, proofs of use or other documents) for maintaining, registering, filing, certifying or otherwise perfecting or recording such Patents.

6.10	Disclaimer. Other than the express representations set forth ABOVE in this Article 6, Seller makes no EXPRESS OR IMPLIED WARRANTY OF ANY KIND WITH RESPECT TO THE ASSIGNED PATENT RIGHTS AND SELLER DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

7.	Representations And Warranties Of Purchaser.

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date:

7.1	Purchaser is a Virginia corporation.

7.2	Purchaser has the full power and authority, and has obtained all third party consents, approvals or other authorizations required, to enter into this Agreement and to carry out its obligations hereunder.

7.3	Purchaser’s execution, delivery, and performance of its obligations under this Agreement will not conflict with or violate any laws to which Purchaser is subject, or any agreement or other obligation directly or indirectly applicable to Purchaser or binding upon Purchaser’s assets.

8.	Miscellaneous

8.1	Limitation of Liability. SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL AMOUNT PAID BY PURCHASER TO SELLER UNDER THIS AGREEMENT.

8.2	Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS EMPLOYEES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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8.3	Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties will be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4	Assignment. No Party shall assign nor transfer this Agreement or any right, benefit or obligation hereunder, including by a change of control (which shall be deemed an assignment and similarly limited), operation of law or otherwise without the prior written consent of the other Party hereto (which shall not be unreasonably withheld), except that Seller may assign its rights, benefits and obligations under this Agreement to an Affiliate or to any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of such Party relating to this Agreement; provided that the License Agreement shall be assignable only in accordance with and subject to the provisions thereof. Subject to the above in this Section 8.4, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section 8.4 shall be void.

8.5	Confidentiality of Terms. The Parties hereto will keep the terms and existence of this Agreement and the identities of the Parties and their Affiliates hereto confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other Party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a Party in such matters, and including without limitation for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; (e) by Purchaser, in order to perfect Purchaser’s interest in the Assigned Patent Rights with any governmental patent office (including, without limitation, recording the Executed Assignment in any governmental patent office); (f) by Purchaser, to enforce Purchaser’s right, title and interest in and to the Assigned Patent Rights; or (g) by either Party, to enforce its rights under the Agreement; provided that, in (b) through (g) above, (i) the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing Party will provide the other Party with at least ten (10) days’ prior written notice of such disclosure.

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8.6	Governing Law; Forum. This Agreement, its performance and interpretation shall be governed by the substantive law of the State of Delaware, USA, exclusive of its choice of law rules. The competent courts and tribunals situated in Wilmington, State of Delaware, USA shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

8.7	Notices. All notices given hereunder will be given in writing, will refer to this Agreement and will be: (i) personally delivered, (ii) delivered prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified U.S. mail (return receipt requested) to the address set forth below:

If to Seller	If to Purchaser
Thomas L. Bascom Tel: Fax: Email: 7025 Elizabeth Drive McLean, VA 22101	Bascom Linking Intellectual Property, LLCTel: Fax: Email: 240 East 76th Street, 11B New York, NY 10021

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by US mail. Notice given in any other manner will be deemed to have been given only if and when received at the address of the Person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this Section.

8.8	Relationship of Parties. The Parties are independent contractors and not partners, joint venturers, or agents of the other. Neither Party assumes any liability of or has any authority to bind, or control the activities of, the other.

8.9	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

8.10	Waiver. Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

8.11	Miscellaneous. This Agreement, including its exhibits, and the License Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the Parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either Party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in writing and signed by authorized representatives of both Parties. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “The Patents”); Exhibit B (entitled “Patent Assignment Agreement”); Exhibit C (entitled “Document Request Form”); Exhibit D (entitled “Seller Account Information”); Exhibit E (entitled “Inventor Agreements”).

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8.12	Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each Party will execute and deliver to the other Party a copy of this Agreement bearing its original signature. Prior to such execution and delivery, in order to expedite the process of entering into this Agreement, the Parties acknowledge that Transmitted Copies of this Agreement will be deemed original documents. “Transmitted Copies” means copies that are reproduced or transmitted via email of a .pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission.

In witness whereof, the Parties have caused this Patent Purchase Agreement to be executed as of the Effective Date by their respective duly authorized representatives.

THOMAS L. BASCOM By: /s/ Thomas L. Bascom	Bascom Linking Intellectual Property, LLC By: SNIP Inc., its Managing Member By: /s/ Mark Marmer
Name: Mark Marmer
Title: President

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Exhibit A

THE PATENTS

Patents

Patent	Serial Number	Title	Date Filed	Date Issued
7,111,232	10/090,740	Method and system for making document objects available to users of a network	3/6/2002	9/19/2006
7,139,974	10/090,739	Framework for managing document objects stored on a network	3/6/2002	11/21/2006
7,158,971	10/118,918	Method for searching document objects on a network	4/10/2002	1/2/2007
7,386,792	10/050,515	System and method for collecting, storing, managing and providing categorized information related to a document object	1/18/2002	6/10/2008
7,389,241	10/118,093	Method for users of a network to provide other users with access to link relationships between documents	4/9/2002	6/17/2008
7,702,521	11/978,658	Method for users of a network to provide other users with access to link relationships between documents	10/30/2007	4/20/2010

Pending applications

Serial Number	Date Filed	Title	Status
11/979,260	10/31/2007	System and method for collecting, storing, managing and providing categorized information related to a document object	Pending
11/543,862	10/6/2006	Method for searching document objects on a network	Pending
11/601,645	11/20/2006	Framework for managing document objects stored on a network	Pending
13/432,642	3/28/2012	Method for searching document objects on a network (Continuation of 7,158,971)	Pending

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Exhibit B

EXECUTED ASSIGNMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”), is made and entered into this ____ day of ___________, 2012 (the “Effective Date”), by and between Thomas L. Bascom, an individual, residing at 7025 Elizabeth Drive, McLean VA 22101 (“Assignor”) and Bascom Linking Intellectual Property, LLC, a State of Virginia limited liability company ("Assignee") (each a “Party” and collectively the “Parties”).

WHEREAS, Assignor is the owner of all rights, title and interest in and to the United States patents and patent applications as listed on Schedule A (United States patent properties) and Schedule B (foreign patent properties) hereto (collectively the “Patents”);

WHEREAS, Assignor and Assignee have agreed by a Patent Purchase Agreement (the “Purchase Agreement”) dated _______________, 2012, by and between Assignor and Assignee, the terms of which are incorporated herein by reference, that Assignor shall sell, transfer, assign and set over unto Assignee and Assignee shall accept, all rights, title and interest in and to the Patents as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties and pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I. ASSIGNMENT

1.	Assignor hereby sells, transfers, assigns and sets over to Assignee all rights, title and interest (for all countries) in and to the Patents, and all the rights and privileges under any letters patent that may be granted under any continuations, divisions, reissues, reexaminations, renewals and extensions therefor and thereon and all continuations, divisions, reissues, reexaminations, renewals and extensions thereof; and all applications for industrial property protection, including without limitation, all applications for patents and utility models, which may hereafter be filed for said Patents in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from the Patents under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable; and all applications for industrial property protection, including, without limitation, all applications for patents and utility models which may hereafter be filed for said Patents in any country or countries, together with the right to file such applications; and all forms of industrial property protection, including, without limitation, patents, utility models, and inventors’ certificates which may be granted for said Patents in any country or countries and all extensions, renewals and reissues thereof.

2.	Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any country or countries foreign to the United States, whose duty is to issue patents or other evidence or forms of industrial property on applications as aforesaid, to issue the same to Assignee, it successors, assigns and legal representatives, or to such nominees as it may designate.

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3.	Assignor agrees that, whenever reasonably requested by Assignee, Assignor will take reasonable efforts to execute all papers, take all rightful oaths, and do all acts which may be reasonably necessary for securing and maintaining rights to the Patents in any country and for vesting title thereto in Assignee, its successors, assigns and legal representatives or nominees.

4.	Assignor authorizes and empowers Assignee, its successors, assigns and legal representatives or nominees, to invoke and claim for any application for patent , the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable, and to invoke and claim such right of priority without further written or oral authorization from Assignor.

5.	Assignor hereby consents that a copy of this Agreement shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document that may be required in any country for any purpose and more particularly in proof of the right of Assignee or nominee to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

6.	All of the rights, title and interest in and to the Patents sold, transferred, assigned and set over to Assignee hereunder include all income, royalties, damages and payments now or hereafter due or payable with respect thereto, and all causes of action (whether in law or equity) and the right to sue, counterclaim, and recover for the past, present and future infringement of the rights assigned or to be assigned hereunder.

Assignor

By:	Bascom Linking Intellectual Property, LLC
Name: Title:

Assignee

By:	Thomas L. Bascom

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SCHEDULE A

UNITED STATES PATENTS AND PATENT APPLICATIONS

U.S. Patents

Patent	Serial Number	Title	Date Filed	Date Issued
7,111,232	10/090,740	Method and system for making document objects available to users of a network	3/6/2002	9/19/2006
7,139,974	10/090,739	Framework for managing document objects stored on a network	3/6/2002	11/21/2006
7,158,971	10/118,918	Method for searching document objects on a network	4/10/2002	1/2/2007
7,386,792	10/050,515	System and method for collecting, storing, managing and providing categorized information related to a document object	1/18/2002	6/10/2008
7,389,241	10/118,093	Method for users of a network to provide other users with access to link relationships between documents	4/9/2002	6/17/2008
7,702,521	11/978,658	Method for users of a network to provide other users with access to link relationships between documents	10/30/2007	4/20/2010

U.S. Pending applications

Serial Number	Date Filed	Title	Status
11/979,260	10/31/2007	System and method for collecting, storing, managing and providing categorized information related to a document object	Pending
11/543,862	10/6/2006	Method for searching document objects on a network	Pending
11/601,645	11/20/2006	Framework for managing document objects stored on a network	Pending
13/432,642	3/28/2012	Method for searching document objects on a network (Continuation of 7,158,971)	Pending

SCHEDULE B

FOREIGN PATENTS AND PATENT APPLICATIONS

NONE

Exhibit C

DOCUMENT REQUEST FORM

______ _____, 2012

Thomas L. Bascom

7025 Elizabeth Drive

McLean VA 22101

Attn: Tom

Re: Documents related to the Patents as Listed on Exhibit I to the Proposed Purchase Agreement between Bascom Linking Intellectual Property, LLCand Thomas L. Bascom

Dear Mr. Bascom:

Reference is made to the proposed purchase agreement (“Agreement”) between SNIP, Inc. (“Purchaser”) and Thomas L. Bascom (“Seller”). Defined terms used in this letter are as defined in the Agreement. Purchaser has requested, pursuant to Section 3.1(b) of the Agreement that Seller deliver the Documents and/or confirm to Purchaser that there are no other Documents in the custody or control of Seller, Seller’s agents, counsel or related parties.

“Documents” is defined in Section 3.1(b) of the Agreement as “the originals of the patent prosecution files and all other documents, communications and files (electronic or otherwise) relating to the Assigned Patent Rights in possession or control of Seller and Seller’s agents, counsel and related parties that pertain to the ownership, prosecution, maintenance and enforcement of the Patents.” For purposes of clarification only, and without derogating from the definition set forth in Section 3.1(b), below is a non-exclusive list of documents that fall within this description. Pursuant to Section 3.1(b), Purchaser requests that Seller conduct a thorough and diligent search for all Documents in Seller’s custody or control, and that of Seller’s agents, counsel or related parties, including, but not limited to, such Documents which are listed below.

1.	File histories including
a.	Prosecution file history for the Patents listed in Exhibit A of the Agreement (“Patents”), including:
i.	File histories of any Patent including current owner of record, jurisdiction where the application/registration is located; and any application number
ii.	File histories of any parent, child or other related patents/applications (i.e. those that claim priority to any Patent or that any Patent either claims priority to and/or incorporates by reference) – regardless of whether they are listed in Exhibit A of the Agreement and regardless of whether the related patents are abandoned or alive
iii.	All communications with, by and to prosecution counsel or agent with respect to the Patents
b.	Any prior art references that have been retained in the files or are otherwise known, including whether there are facts, information, or circumstances that would constitute prior art, that would render any of the Patents invalid or unenforceable, or would have a material adverse effect on any pending application for any Patent.
c.	Pre-filing documents such as:
i.	Invention disclosure records
ii.	Inventor notebooks
iii.	Memos, notes, letters, emails etc. requesting that a patent application be prepared

iv.	Memos, notes, letters, emails etc. discussing the decision of whether to file a patent application
v.	Memos, notes, letters, emails etc. discussing or describing any products that the proposed invention relates to
vi.	Documents, including without limitation any memos, notes, letters, emails, presentations, etc. related to or arising from any efforts to create products based on the proposed inventions, relating to the design, development, marketing, sale, offers for sale, public disclosure, or ownership of the products, the proposed inventions and/or patents, including any agreements with third parties (e.g. joint development (or similar) agreements or non-disclosure agreements).
vii.	All documents related to the conception, reduction to practice, or development of the invention.
d.	Post-issuance documents such as:
i.	Ribbon copies of the Patents
ii.	Certificates of correction and related documents (notes, memos etc related to requests for correction)
iii.	Re-examinations; reissues; post grant review/challenges
e.	Memos regarding payment of maintenance fees and/or annuities (including recommendations of whether or not to pay maintenance fees)
2.	Any agreements granting any rights under the Patents (including without limitation any licenses, releases, covenants not to sue or any other grant or right) related to or arising from the Patents and applications (including the related patents and applications described in 1.a.i.)
3.	Any documents discussing enforcement, threatened enforcement, investigation of infringement, licensing (including all offers to license), liens or charges, valuation, granting any rights under any of the claims of the acquired patents (including releases, covenants not to sue or any other grant or right) or other monetization related to or arising from the Patents (regardless of whether they are listed in Exhibit A as described in 1.a.ii. above) including:
a.	Documents that relate in any way to an evaluation of the Patents including without limitation documents that relate to strengths, weaknesses etc. of the enforceability and/or validity of the patents, infringement and/or non-infringement of any specific entity or by industries in general
b.	Documents that relate to the enforceability of the Patents
c.	Documents that relate to the validity of the Patents
d.	Documents that either are, or discuss a damages analysis regarding any of the Patents
4.	Any documents related to marking of patented articles including articles made by Seller that were or should have been marked, and marking requirements (including steps taken to enforce marking requirements) in any agreements identified pursuant to request 2 above
5.	Assignments of the Patents (regardless of whether they are listed in Exhibit A as described in 1.a.ii. above)
6.	Any documents relating to governmental incentives or other programs relating to the technology underlying the Patents.
7.	Names of law firms and/or individual lawyers involved in any of the Patents so that the privileged nature of any produced documents can be determined
8.	Documents related to each named inventor of the Patents including:
a.	Employment agreements with each inventor, as applicable
b.	Patent Assignments signed by each inventor, as applicable
c.	Invention Assignments signed by each inventor, as applicable
d.	Employment/HR records of each inventor, as applicable
e.	Separation agreements signed by any inventor, as applicable
9.	A list of any actions that must be taken by the Company within ninety (90) days of the anticipated closing date with respect to the Patents, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

10.	A list of any proceedings or actions before any governmental entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which claims are being or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Patents
11.	Confirmation in writing that with respect to each Patent, it is currently in compliance with the legal requirements (including payment of filing, examination and maintenance fees and filing of any necessary oaths, proofs of use or other documents) for maintaining, registering, filing, certifying or otherwise perfecting or recording the same with or by such governmental entity, and, if not, the steps required to bring such item into compliance with same

Seller is further requested to execute the applicable affidavit (either Attachment 1 or 2 hereto) and return the executed copy to Purchaser.

Regards,

Attachment 1

AFFIDAVIT

Seller has conducted a thorough and diligent search for all Documents in Seller’s custody or control and the custody and control of Seller’s agents, counsel and related parties, and hereby delivers those documents to Purchaser. Seller asserts that there are no Documents that remain in Seller’s custody or control, or in the custody or control of Seller’s agents, counsel and/or related parties.

Thomas L. Bascom Date: ___________________ Address: 7025 Elizabeth Drive McLean VA 22101

Attachment 2

AFFIDAVIT

Seller has conducted a thorough and diligent search for all Documents in Seller’s custody or control as well as the custody or control of Seller’s agents, counsel or related parties, and confirms no such Documents exist.

Thomas L. Bascom Date: ___________________ Address: 7025 Elizabeth Drive McLean VA 22101

Exhibit D

SELLER ACCOUNT INFORMATION

Bank:

Account Number:

Routing Number:

Seller Tax ID Number:

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Exhibit E

INVENTOR AGREEMENT

Thomas L. Bascom 7025 Elizabeth Drive McLean VA 22101

_____________, 2012

U.S. Law Firm

Re: Consulting Services for Patents

Dear Sir/Madam:

I am pleased to confirm my engagement by U.S. Law Offices (the “Firm”) in its capacity for one or more of its clients (the “Company”) to provide certain consulting services (“the Matter”) related to the patents listed on Annex A attached hereto (“the Patent(s)”). I understand the identity of the Company, and its interest in the Patent(s), are both highly confidential.

My Services

I understand that you may intend my work, opinions, conclusions and communications to be covered by the attorney-client and work product privileges to the extent provided by law, and I will comply with any requests you make of me that are designed to preserve these privileges. Even in the absence of a specific request, I will take reasonable measures to maintain information relating to the Matter (including this letter) in confidence. Further, if I am contacted by anyone other than the Firm seeking release of such information, I will immediately notify you and cooperate with your instructions. In addition, I understand that you will provide me with instructions regarding any document retention or document production procedures you expect me to follow. I also understand that this agreement will transfer to subsequent counsel in the event that the Firm’s relationship with the Company terminates. I will execute any necessary agreement required to affect such transfer.

I will perform those services or tasks you request which are within my scope or practice relating to the Patent(s), in accordance with this letter agreement.

Fees and Expenses

My billing rate is $250.00 per hour. Prior to commencing any work hereunder, I will prepare a budget for such work, which will be subject to your prior approval. Subject to our agreement on the budget, I will bill on an hourly basis based on the actual hours worked. I will bill you on a monthly basis. My invoices will contain detailed descriptions of the work completed. In addition and subject to your prior approval, out of pocket expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred by me and as against presentation of valid receipts therefor.

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General Business Terms

All right, title and interest in any deliverables I provide to you, including any work papers, reports or other documents I prepared in the course of this engagement, will become your sole and exclusive property. I will retain sole and exclusive ownership of all right, title and interest in my work papers, proprietary information, processes, methodologies, know how and software, provided the same existed prior to the commencement of my engagement hereunder and, to the extent the same is of general application, anything which I may discover, create or develop during my provision of services but unrelated to this engagement. To the extent my reports or other documents delivered to you contain my property, I grant you a non-exclusive, royalty-free license to use it in connection with the subject of the engagement. I will fully cooperate with you in order to sign, execute, make and do all such deeds, documents, acts and things as may be required to vest any such ownership rights in your name.

With respect to any information supplied in connection with this engagement and designated by either of us as confidential, or which the other should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect the confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this engagement and for no other purpose.

Within 30 days after the conclusion of this engagement, you may request that I (a) return to you all documents or copies of documents that you provided to me as well as work papers, reports or other documents I prepared in the course of this engagement or (b) destroy such materials, as certified to you. If you do not timely request one of these options for disposition of materials, I may elect either option. I will have the right to retain a copy of my reports or work papers for internal use, subject to the confidentiality and non-use provisions set forth above.

This engagement letter constitutes the entire understanding and agreement between us with respect to the services described above, supersedes all prior oral and written communications between us, and may be amended, modified or changed only in writing when signed by both parties.

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* * * * * *

Please indicate your agreement to these terms by signing and returning to me the enclosed copy of this letter. I appreciate the opportunity to be of service to you and look forward to working with you on this project.

Sincerely,

/s/ Thomas L. Bascom

Thomas L. Bascom

7025 Elizabeth Drive, McLean VA 22101

Acknowledged & Accepted:

_________________________

By:

Date: ____________________________________

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ANNEX A

THE PATENT(S)

U.S. Patents

Patent	Serial Number	Title	Date Filed	Date Issued
7,111,232	10/090,740	Method and system for making document objects available to users of a network	3/6/2002	9/19/2006
7,139,974	10/090,739	Framework for managing document objects stored on a network	3/6/2002	11/21/2006
7,158,971	10/118,918	Method for searching document objects on a network	4/10/2002	1/2/2007
7,386,792	10/050,515	System and method for collecting, storing, managing and providing categorized information related to a document object	1/18/2002	6/10/2008
7,389,241	10/118,093	Method for users of a network to provide other users with access to link relationships between documents	4/9/2002	6/17/2008
7,702,521	11/978,658	Method for users of a network to provide other users with access to link relationships between documents	10/30/2007	4/20/2010

U.S. Pending applications

Serial Number	Date Filed	Title	Status
11/979,260	10/31/2007	System and method for collecting, storing, managing and providing categorized information related to a document object	Pending
11/543,862	10/6/2006	Method for searching document objects on a network	Pending
11/601,645	11/20/2006	Framework for managing document objects stored on a network	Pending
13/432,642	3/28/2012	Method for searching document objects on a network (Continuation of 7,158,971)	Pending

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